                                                             EXHIBIT 4(a)(iv)(B)


                                  [SAGE LOGO]

                                 A Stock Company

Home Office                                              Customer Service Center
300 Atlantic Street                                     1290 Silas Deane Highway
Stamford, CT 06901                                        Wethersfield, CT 06109
                                                                  1-877-TEL-SAGE

Sage Life Assurance of America, Inc. has issued this Certificate to you. We certify that you and the Annuitant named in the Schedule are covered under the Group Contract described in the Schedule. This Certificate becomes effective on the Certificate Date shown in the Schedule.

This Certificate describes your benefits and rights under the provisions of the Group Contract. The Group Contract is the agreement under which benefits are paid and you may obtain a copy by sending us a written request.

RIGHT TO EXAMINE THIS CERTIFICATE:

IF FOR ANY REASON YOU ARE NOT SATISFIED WITH THIS CERTIFICATE, YOU MAY RETURN IT TO US OR THE AGENT WHO SOLD IT TO YOU WITHIN 10 DAYS AFTER YOU RECEIVE IT (THE FREE LOOK PERIOD). WHEN WE RECEIVE IT, WE WILL PROMPTLY REFUND YOU THE ACCOUNT VALUE PLUS ANY CHARGES SHOWN IN THE SCHEDULE THAT WE HAVE DEDUCTED FROM THE ACCOUNT VALUE ON OR BEFORE THE DATE THE RETURNED CERTIFICATE WAS RECEIVED BY US, OR IF REQUIRED BY THE LAW OF YOUR STATE, THE INITIAL PURCHASE PAYMENT (MINUS ANY WITHDRAWALS).

ALL PAYMENTS AND VALUES, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT, MAY INCREASE OR DECREASE, DEPENDING ON THIS CERTIFICATE'S INVESTMENT RESULTS AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. ALL PAYMENTS AND VALUES BASED ON THE FIXED ACCOUNT MAY BE SUBJECT TO A MARKET VALUE ADJUSTMENT, THE OPERATION OF WHICH MAY CAUSE SUCH PAYMENTS AND VALUES TO INCREASE OR DECREASE.

                                  /s/ [SIG]

                                   Chairman

FLEXIBLE PAYMENT DEFERRED COMBINATION FIXED AND VARIABLE ANNUITY CERTIFICATE
       Surrender Values while you are living and prior to the Income Date
                    Income Payments begin on the Income Date
                                Nonparticipating

                                TABLE OF CONTENTS

SCHEDULE.......................................................................3

DEFINITIONS....................................................................7

MAKING PURCHASE PAYMENTS.......................................................9

VARIABLE ACCOUNT...............................................................9

FIXED ACCOUNT.................................................................11

TRANSFERS AMONG ACCOUNTS......................................................13

SURRENDERING, OR WITHDRAWING PART OF YOUR ACCOUNT VALUE.......................13

CHARGES.......................................................................13

OWNER, ANNUITANT AND BENEFICIARY..............................................13

DEATH BENEFITS................................................................14

GENERAL PROVISIONS............................................................16

ANNUITY INCOME BENEFITS.......................................................17

                                                                          Page 2

                                    SCHEDULE


Group Contract No.:                                      Certificate No.:

Owner:                                                   Certificate Date:                  XX/XX/XXXX
Issue Age/Sex:

Annuitant:                                               Income Date:                       XX/XX/XXXX
Issue Age/Sex:


Initial Purchase                                         Automatic                          INCOME PLAN 2 WITH
Payment:                $                                Income Plan:                       10 YEARS CERTAIN



This Schedule sets forth additional information that relates to the provisions in this Certificate with the corresponding headings.

MAKING PURCHASE PAYMENTS

The Designated Sub-Account is the Money Market Sub-Account.

No purchase payment, whether initial or additional, may be allocated such that any Sub-Account would have a value less than $250.

Additional purchase payments are subject to the following limits:

       1. [Non-qualified plan: Additional purchase payments may be made until the earlier of the year in which you attain age 85 or the year in which the Annuitant attains age 85.]

                                       OR

              [Qualified plan: Additional purchase payments may be made until the year in which you attain age 70 1/2, except rollover contributions may be made until the year in which you attain age 85.]

       2. The minimum additional purchase payment we will accept is [$250 - Surrender Charge].

       3. Our prior approval is required before you make a purchase payment that causes the Account Value of all annuities that you maintain with us to exceed $1,000,000.

VARIABLE ACCOUNT

The Variable Account for this Certificate is The Sage Variable Annuity Account
A. It is a unit investment trust variable account.

FIXED ACCOUNT

The Fixed Account for this Certificate is The Sage Fixed Interest Account A.

The Minimum Guaranteed Interest Rate is 3%.

The Minimum Deferral Interest Rate is 3%.

Index Rate: The Index Rate is the U.S. Treasury Constant Maturity Series as reported in Federal Reserve Bulletin Release H.15. We currently base the Index Rate for a calendar week on the reported rate for the preceding calendar week. We reserve the right to set it less frequently but in no event less often than monthly.

TRANSFERS AMONG ACCOUNTS

The minimum amount that can be transferred is $250. However, if less remains in a Sub-Account, that amount may be transferred. If a transfer request would reduce the Account Value remaining in a Sub-Account below $250, we will treat the transfer request as a request to transfer the entire amount.

Your transfer request must clearly state the Sub-Accounts from which and to which transfers are to be made.

We reserve the right to limit, upon notice, the maximum number of transfers you may make to one per calendar month or 12 per Certificate Year.

After the Income Date, we reserve the right to:

       1. disallow transfers from the Fixed Account to the Variable Account, or from the Variable Account to the Fixed Account; and

       2. limit the maximum number of transfers between Variable Sub-Accounts to 1 per Certificate Year.

SURRENDERING, OR WITHDRAWING PART OF YOUR ACCOUNT VALUE The Free Withdrawal Amount is the greater of (a) and (b) where:

       (a) is the excess of 10% of the total purchase payments over 100% of all prior withdrawals (including any associated surrender charge and Market Value Adjustment incurred) in that Certificate Year; and

       (b) is the excess of the Account Value on the date of withdrawal over the unliquidated purchase payments.

The minimum amount that can be withdrawn is $250. If a withdrawal request would reduce the Account Value remaining in a Sub-Account below $250, we will treat the withdrawal request as a request to withdraw the entire amount.

If a requested withdrawal would reduce the Account Value below $2,000, we reserve the right to treat the request as a withdrawal of only the excess over $2,000.

Unless you specify otherwise, we will make withdrawals proportionately from all Sub-Accounts in which you are invested.

CHARGES

SURRENDER CHARGE - A surrender charge may be imposed upon surrender of this Certificate or when an Excess Withdrawal is made. The surrender charge is applied to each purchase payment and is a percentage of each purchase payment as follows:


                                                       Maximum
                  Certificate                      Surrender Charge
                     Year                             Percentage
                     ----                             ----------
                       1                                  7%
                       2                                  7%
                       3                                  6%
                       4                                  5%
                       5                                  4%
                       6                                  3%
                       7                                  1%
                       8+                                 0%

TRANSFER CHARGE - We reserve the right to charge a maximum of $25 for each transfer after the 12th in a Certificate Year. Each request is considered to be one transfer regardless of the number of Sub-Accounts affected by the transfer. The transfer charge will be deducted proportionately from all Sub-Accounts from which the transfer is made.

ADMINISTRATION CHARGE - $40 a year. This charge is incurred at the beginning of each Certificate Year and deducted on each Certificate Anniversary or upon surrender. The charge will be waived:

       1.     if the Account Value is at least $50,000 at the time of deduction;
              or

       2.     beginning on and after the 8th Certificate Anniversary.

PURCHASE PAYMENT TAX CHARGE - The amount of any state and local taxes levied by any governmental entity on purchase payments may be deducted from the Account Value when such taxes are incurred. We reserve the right to defer the collection of this charge and deduct it against your Account Value on the surrender of this Certificate, or Excess Withdrawal, or application of the Account Value to provide income payments.

ASSET-BASED CHARGES - We deduct asset-based charges to compensate us for assuming mortality and expense risks, and certain administrative expenses. Prior to the Income Date asset-based charges are calculated as a percentage of the Variable Account Value on the date of deduction. On the Certificate Date, and monthly thereafter, the asset-based charges are deducted in proportion to the Variable Sub-Accounts in which you are invested. The maximum charges are:

            Asset-Based Charges                              Annual Charge                  Monthly Charge
            ---------------------                            -------------                  --------------
            Certificate Years 1-7                                1.40%                      .116667%
            Certificate Years 8+                                 1.25%                      .104167%

We also reserve the right to deduct asset-based charges on the effective date of any transfer from the Fixed Account, or allocation of purchase payment to the Variable Account, based on the amount transferred or allocated, and based on the number of days remaining until the next date of deduction.

VARIABLE SUB-ACCOUNT CHARGES - On and after the Income Date we deduct the asset-based charges above from the assets in each Variable Sub-Account on a daily basis. The maximum charges are:

            Variable Sub-Account Charges                        Annual Charge                          Daily Charge
            ----------------------------                        -------------                          ------------
            Certificate Years 1-7                                   1.40%                               .0038626%
            Certificate Years 8+                                    1.25%                               .0034462%

CHARGE DEDUCTION RULES - Unless otherwise specified above, charges are deducted from the Account Value proportionately from all Sub-Accounts in which you are invested.

ANNUITY INCOME BENEFITS

If you have not chosen an income plan, Life Annuity with 10 Years Certain will automatically apply.

The Maximum Income Date is the first day of the first calendar month following the Annuitant's 95th birthday.

We reserve the right to require that the Income Date be at least 2 years after the Certificate Date.

The minimum amount that can be applied under any Variable or Fixed Income Annuity is $5,000.

The minimum income payment is $100.

We currently allow assumed investment rates of 3% and 6%. If you do not specify one of these rates when you choose an income plan, the assumed investment rate will be 3%.

Values for other ages, and for other payment periods, joint life combinations, or assumed investment rates that we offer (Tables below assume 3%) are available on request. Monthly income payments are shown for each $1,000 applied.

                         INCOME TABLE FOR A FIXED PERIOD

                                 Monthly                                     Monthly                               Monthly
      Fixed Period               Income          Fixed Period                Income           Fixed Period         Income
         of Years                Payment           of Years                  Payment            of Years           Payment
        --------                 -------           --------                  -------            --------           -------
                                                       11                     $8.88                 21              $5.33
                                                       12                      8.26                 22               5.16
                                                       13                      7.73                 23               5.00
                                                       14                      7.28                 24               4.85
           5                      17.95                15                      6.89                 25               4.72
           6                      15.18                16                      6.54                 26               4.60
           7                      13.20                17                      6.24                 27               4.49
           8                      11.71                18                      5.98                 28               4.38
           9                      10.56                19                      5.74                 29               4.28
          10                       9.64                20                      5.53                 30               4.19

                              INCOME TABLE FOR LIFE


                                               Male/Female                        Male/Female                     Male/Female
                 Age                            Life Only                      10 Years Certain                20 Years Certain
                 ---                            ---------                      ----------------                ----------------
                  50                            4.28 /  3.92                     $4.24 / 3.90                    $4.10 / 3.84
                  55                            4.72 /  4.27                      4.64 / 4.24                     4.40 / 4.12
                  60                            5.31 /  4.74                      5.17 / 4.68                     4.73 / 4.45
                  65                            6.13 /  5.38                      5.84 / 5.25                     5.04 / 4.81
                  70                            7.28 /  6.29                      6.65 / 6.00                     5.29 / 5.14
                  75                            8.90 /  7.62                      7.53 / 6.92                     5.43 / 5.37
                  80                           11.19 /  9.62                      8.37 / 7.93                     5.50 / 5.48
                  85                           14.36 / 12.63                      9.00 / 8.77                     5.52 / 5.52

RIDERS

Accidental Death Benefit Rider

            The Maximum Accidental Death Benefit is $250,000.

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DEFINITIONS
--------------------------------------------------------------------------------
"ACCOUNT VALUE" is the entire amount we hold under this Certificate for you before the Income Date. It is equal to the sum of the Variable Account Value and the Fixed Account Value.

"ACCUMULATION UNIT" is the unit of measure we use before the Income Date to keep track of the value of each Variable Sub-Account.

"ANNUITANT" is the natural person whose age determines the Maximum Income Date and the amount and duration of income payments involving life contingencies. The Annuitant may also be the person to whom any payment will be made starting on the Income Date. The Annuitant's name appears in the Schedule.

"BENEFICIARY" is the person or persons to whom we pay a death benefit if any Owner dies prior to the Income Date.

"CERTIFICATE DATE" is the date this Certificate is issued at our Customer Service Center. The Certificate Date is shown in the Schedule. While this Certificate is in force, every anniversary of the Certificate Date is a CERTIFICATE ANNIVERSARY, and each and every consecutive twelve-month period beginning on the Certificate Date and each Certificate Anniversary is a CERTIFICATE YEAR.

"CONTINGENT ANNUITANT" is the natural person who becomes the Annuitant if the Annuitant dies prior to the Income Date.

"CONTINGENT BENEFICIARY" is the person that becomes the Beneficiary if the named Beneficiary dies prior to the Income Date.

"CUSTOMER SERVICE CENTER" is where we provide service to you. The mailing address and telephone number of the Customer Service Center are shown on the first page of this Certificate.

"EXCESS WITHDRAWAL" is a withdrawal of Account Value that exceeds the Free Withdrawal Amount.

"EXPIRY DATE" is the last day in a Guarantee Period.

"FIXED ACCOUNT" is a separate investment account of ours into which purchase payments may be invested or Account Value may be transferred.

"FIXED ACCOUNT VALUE" is the sum of the value of each Fixed Sub-Account on any particular day.

A "FIXED SUB-ACCOUNT" is established when purchase payments are invested or amounts are transferred to the Fixed Account. The value of each Fixed Sub-Account is equal to the amount invested, increased by interest and reduced by any withdrawals or transfers from, or charges assessed against the Fixed Sub-Account.

"FREE WITHDRAWAL AMOUNT" is the maximum amount that can be withdrawn in a Certificate Year without being subject to a surrender charge. This amount is described in the Schedule.

"GENERAL ACCOUNT" consists of all our assets other than those held in any separate investment accounts.

"GUARANTEED INTEREST RATE" is the effective annual interest rate we will credit for a specified Guarantee Period. The Guaranteed Interest Rate will never be less than the minimum shown in the Schedule.

"GUARANTEE PERIOD" is a period of years for which a specified effective annual interest rate is guaranteed by us. Interest is credited daily at a rate to yield the declared annual Guaranteed Interest Rate.

"HOME OFFICE" is our main office. The mailing address is shown on the first page of this Certificate.

"INCOME DATE" is the date when income payments under this Certificate commence. This date is shown in the Schedule.

"INCOME UNIT" is the unit of measure we use to calculate the amount of income payments under the Variable Income Annuity.

"MARKET VALUE ADJUSTMENT" is a positive or negative adjustment that may apply to surrender, withdrawals, transfers and amounts applied to an income plan, from a Fixed Sub-Account before the end of a Guarantee Period.

"NET ASSET VALUE" is the price of one share of an investment portfolio.

"SATISFACTORY NOTICE" is a notice or request authorized by you, in a form satisfactory to us, received at our Customer Service Center.

"SUB-ACCOUNT" includes both Variable Sub-Accounts and Fixed Sub-Accounts, unless the context indicates otherwise.

"SURRENDER VALUE" is the amount you receive upon surrender of this Certificate before the Income Date. It is your Account Value, plus or minus any applicable Market Value Adjustment, and less any applicable surrender charges or other charges shown in the Schedule.

"VALUATION DATE" is the date at the end of a Valuation Period when each Variable Sub-Account is valued.

"VALUATION PERIOD" is the period between one calculation of an Accumulation Unit value and the next calculation. Normally, we calculate Accumulation Units daily when the New York Stock Exchange is open for trading and we are open for business. We can delay this calculation if an emergency exists, making disposal or fair valuation of assets in the Variable Account not reasonably practicable, or the Securities and Exchange Commission (SEC) permits the delay. We may change when we calculate the Accumulation Unit value by giving you 30 days notice, or such notice as may be required by law.

"VARIABLE ACCOUNT" is a separate investment account of ours into which purchase payments may be invested or Account Value may be transferred. The Variable Account is shown in the Schedule.

"VARIABLE ACCOUNT VALUE" is the sum of the value of each Variable Sub-Account on a Valuation Date.

"VARIABLE SUB-ACCOUNT" is a division of the Variable Account that invests in shares of a particular investment portfolio. The value of a Variable Sub-Account is determined by multiplying (a) times (b) where:

       (a) equals the number of Accumulation Units held in the Variable Sub-Account; and

       (b)    equals the value of the Accumulation Unit for the Variable
              Sub-Account.

"WE", "US" OR "OUR" is Sage Life Assurance of America, Inc.

"YOU" OR "YOUR" is the Owner of this Certificate. Your name appears in the Schedule. You are entitled to exercise all rights under this Certificate. However, if you designate an irrevocable beneficiary, you may need that beneficiary's consent before you exercise your rights under this Certificate. The death of any Owner before the Income Date initiates payment of the death benefit.

MAKING PURCHASE PAYMENTS
--------------------------------------------------------------------------------
INITIAL PURCHASE PAYMENT - You must make the initial purchase payment in order to put this Certificate in force. The amount of your initial purchase payment is shown in the Schedule.

ADDITIONAL PURCHASE PAYMENTS - After the initial purchase payment, additional purchase payments may be made at any time while this Certificate is in force and before the Income Date. The amount of any additional purchase payments may vary but are subject to limits described in the Schedule.

ALLOCATION OF PURCHASE PAYMENTS AMONG THE VARIABLE AND FIXED ACCOUNTS - Subject to limits described in the Schedule, you tell us how to allocate your purchase payment, less any applicable taxes, by notifying us of your choices. You specified how to allocate your initial purchase payment in your application for this Certificate. Initial purchase payments allocated to the Fixed Account will be invested in Fixed Sub-Accounts with the Guarantee Periods that you specified in your application. We may, however, require that an initial purchase payment allocated to a Variable Sub-Account be invested in the Designated Sub-Account shown in the Schedule during the Free Look Period. At the end of the Free Look Period, if your initial purchase payment was allocated to the Designated Sub-Account by us, we will transfer the value of the Designated Sub-Account to the Sub-Account(s) you specified in your application. For the purpose of processing transfers from the Designated Sub-Account, the Free Look Period will end 15 days after the Certificate Date.

Subject to our rules, you may tell us how to allocate any additional purchase payments. If you do not tell us, they will be allocated in the same manner as your most recent purchase payment.

CANCELLATION OF CERTIFICATE - If you have not made a purchase payment for more than 2 years and your Account Value is less than $2,000 on a Certificate Anniversary, we may cancel this Certificate and pay you the Surrender Value as though you had made a full withdrawal. We will send you written notice at your address of record. You will be allowed 61 days from the date we mail you the notice to submit an additional purchase payment to us in an amount not less than the difference between $2,000 and the Account Value on the last Certificate Anniversary. The additional purchase payment is subject to the limits and minimums shown in the Schedule.

VARIABLE ACCOUNT
--------------------------------------------------------------------------------

VARIABLE ACCOUNT - A variable account is an investment account we maintain separate from our General Account and any other separate investment accounts we may have. We own the assets in a variable account. A variable account will not be charged with liabilities that arise from any other business that we conduct. We may transfer to our General Account assets that exceed the reserves and other liabilities of a variable account.

A variable account may invest in mutual funds, unit investment trusts and other investment portfolios. Such a variable account is treated as a unit investment trust under Federal securities laws and is registered with the SEC under the Investment Company Act of 1940.

We may offer certain series or variable accounts that may not be registered with the SEC under the Securities Act of 1933. Any such series or variable account, if offered, will be described in the applicable offering document.

The Variable Account for this Certificate is shown in the Schedule. The laws of our state of domicile govern this Variable Account.

VARIABLE SUB-ACCOUNTS - A unit investment trust variable account includes variable sub-accounts, each investing in a designated investment portfolio. The sub-accounts and the investment portfolios in which they invest are specified in the prospectus or offering document. Income, gains or losses, realized and unrealized from assets in each variable sub-account are credited to or charged against that variable sub-account without regard to other income, gains or losses in the other sub-accounts or our other income, gains or losses.

CHANGES WITHIN THE VARIABLE ACCOUNT - We may, from time to time, make additional Variable Sub-Accounts available to you. These Sub-Accounts will invest in investment portfolios we find suitable for the Group Contract. We also have the right to eliminate Sub-Accounts, to combine two or more Sub-Accounts or to substitute a new investment portfolio for the portfolio in which a Sub-Account invests. Such an action may become necessary if, in our judgment, a portfolio or Sub-Account no longer suits the purposes of the Group Contract. This may happen due to a change in laws or regulations, or a change in a portfolio's or Sub-Account's investment objectives or restrictions, or because the portfolio or Sub-Account is no longer available for investment, or for some other reason. We will get prior approval from the insurance department of our state of domicile before taking such action. If required, this approval process will be on file with the insurance department of the jurisdiction in which the Group Contract is delivered. We will also get any required approval from the SEC and any other required approvals before taking such an action.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the Variable Sub-Accounts that we determine to be associated with the class of Group Contracts to which the Group Contract belongs, to another variable account or variable sub-account.

When permitted by law, we reserve the right to:

       1. Deregister the Variable Account under the Investment Company Act of 1940;

       2. Operate the Variable Account as a management company under the Investment Company Act of 1940, if it is operating as a unit investment trust;

       3. Operate the Variable Account as a unit investment trust under the Investment Company Act of 1940, if it is operating as a Managed Separate Account;

       4. Restrict or eliminate any voting rights of Owners, or other persons who have voting rights as to the Variable Account;

       5. Combine the Variable Account with other separate investment accounts; and

       6.     Combine a Variable Sub-Account with another Variable Sub-Account.

If any actions we take result in a material change in the underlying investments of a Variable Sub-Account in which you are invested, we will notify you of the change. You may then choose a new Sub-Account.

ACCUMULATION UNITS - We keep track of the value of each of your Variable Sub-Accounts by crediting you with Accumulation Units for each Sub-Account. The number of Accumulation Units credited to you for each Sub-Account is determined by dividing (a) by (b) where:

       (a)    is the dollar amount allocated to that Sub-Account; and

       (b) is the value of the Accumulation Unit for that Sub-Account for the Valuation Date on which the purchase payment or transferred amount is invested in that Sub-Account.

Accumulation Units will be adjusted for any transfers and will be canceled on payment of a death benefit, a withdrawal, a surrender, the application of Account Value to an income plan on the Income Date, or assessment of charges shown in the Schedule (other than the variable sub-account charges) based on their value for the Valuation Period in which the transaction occurs.

VALUE OF ACCUMULATION UNITS - The Accumulation Unit value for any Valuation Period is determined by multiplying (a) by (b) where:

       (a) is the Accumulation Unit value for the immediately preceding Valuation Period; and

       (b) is the "net investment factor" for the Variable Sub-Account for the Valuation Period for which the value is being determined.

The value of an Accumulation Unit may increase, decrease or remain the same from one Valuation Period to the next.

NET INVESTMENT FACTOR - The net investment factor for a Variable Sub-Account is an index that measures the investment performance of that Sub-Account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b), and then subtracting (c) where:

       (a)    is the net result of:

              (i) the Net Asset Value per share of the investment portfolio share in which the Sub-Account invests determined at the end of the current Valuation Period; plus

              (ii) the per share amount of any dividend or capital gains distribution made by that investment portfolio on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period; and plus or minus

              (iii) a per share charge or credit for any taxes reserved for, which is determined by us to have resulted from the operations of that Sub-Account;

       (b) is the Net Asset Value per share of the investment portfolio share in which the Sub-Account invests determined at the end of the immediately preceding Valuation Period; and

       (c) is the daily variable sub-account charges shown in the Schedule (adjusted for the number of days in the Valuation Period).

The net investment factor may be more or less than, or equal to, one.

FIXED ACCOUNT
--------------------------------------------------------------------------------
FIXED ACCOUNT - The Fixed Account is a separate investment account under state insurance law. It is maintained separate from our General Account and separate from any other separate investment account that we may have. We own the assets in the Fixed Account. Notwithstanding the foregoing, our obligations under (and the values and benefits under) the Fixed Account option of this Certificate do not vary as a function of the investment performance of the Fixed Account. Owners and Beneficiaries with rights under this Certificate do not participate in the investment gains or losses of the assets of the Fixed Account. Such gains or losses accrue solely to us. We retain the risk that the value of the assets in the Fixed Account may fall below the reserves and other liabilities that we must maintain in connection with our obligations under the Fixed Account option of this Certificate. In such event, we will transfer assets from our General Account to the Fixed Account to make up the difference. The Fixed Account will not be charged with liabilities that arise from any other business that we conduct. We may transfer to our General Account assets that exceed the reserves and other liabilities of the Fixed Account. The Fixed Account is not required to be registered with the SEC as an investment company under the Investment Company Act of 1940.

FIXED SUB-ACCOUNT - We will establish a separate Fixed Sub-Account for you each time you allocate amounts to the Fixed Account. Amounts invested in these Fixed Sub-Accounts earn interest at the Guaranteed Interest Rate in effect on the date the amounts are allocated.

GUARANTEE PERIODS - Each Fixed Sub-Account is guaranteed an interest rate for a period we refer to as a Guarantee Period. The Guaranteed Interest Rate for a Fixed Sub-Account is effective for the entire Guarantee Period. The length of a Guarantee Period is measured from the end of the calendar month in which the amount is allocated to the Fixed Sub-Account. The last day of the Guarantee Period is its Expiry Date. Surrender, or withdrawals or transfers from all or part of a Fixed Sub-Account, and amounts applied to an income plan, made prior to the Expiry Date of a Guarantee Period may be subject to a Market Value Adjustment.

We will notify you at least thirty days prior to an Expiry Date of your options for renewal, which include:

       1. electing a new Guarantee Period from among those then offered by us, but excluding any that extend beyond your Income Date; or

       2. transferring the value of the Fixed Sub-Account to one or more Variable Sub-Accounts.

If we do not receive Satisfactory Notice prior to the Expiry Date, we will transfer the value of the expiring Fixed Sub-Account to a Fixed Sub-Account with the same Guarantee Period, but not longer than 5 years, nor extending beyond your Income Date. The transfer will be effective as of the Expiry Date of the previous Guarantee Period.

GUARANTEED INTEREST RATES - Periodically, we will declare Guaranteed Interest Rates for then available Guarantee Periods. These rates will be guaranteed for the duration of the respective Guarantee Periods. Guaranteed Interest Rates will never be less than the Minimum Guaranteed Interest Rate shown in the Schedule.

MARKET VALUE ADJUSTMENT - A Market Value Adjustment may be applied to surrender, withdrawals, transfers or amounts applied to an income plan when taken from a Fixed Sub-Account other than during the thirty-day period prior to its Expiry Date. A Market Value Adjustment is applied separately to each Fixed Sub-Account.

A Market Value Adjustment is determined by multiplying the amount surrendered, withdrawn, transferred or applied to an income plan by the following factor:

                          [(1+I)/(1+J+.0025)](N/365) -- 1

Where:

       - I is the Index Rate for a maturity equal to the Fixed Sub-Account's Guarantee Period;

       - J is the Index Rate for a maturity equal to the time remaining (rounded up to the next full year) in the Fixed Sub-Account's Guarantee Period; and

       - N is the remaining number of days in the Guarantee Period at the time of calculation.

If there is no Index Rate for the maturity needed to calculate I or J, straight line interpolation between the Index Rate of the next highest and next lowest maturities will be used to determine that Index Rate. If the maturity is one year or less, we will use the Index Rate for a one-year maturity.

Market Value Adjustments will be applied as follows:

       1. For a surrender, withdrawal, transfer or amount applied to an income plan, the Market Value Adjustment will be calculated on the total amount that must be surrendered, withdrawn, transferred or applied to an income plan in order to provide the amount requested.

       2. If the Market Value Adjustment is negative, it is deducted from any remaining value in the fixed Sub-Account or amount surrendered. Any remaining Market Value Adjustment is deducted from the amount withdrawn, transferred or applied to an income plan.
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

       3. If the Market Value Adjustment is positive, it is added to any remaining value in the Fixed Sub-Account or amount surrendered. If the full amount of the Fixed Sub-Account is withdrawn, transferred or applied to an income plan, the Market Value Adjustment is added to the amount withdrawn, transferred or applied to an income plan.

TRANSFERS AMONG ACCOUNTS
--------------------------------------------------------------------------------
Prior to the Income Date and while the Annuitant is living, you may transfer Account Value among Sub-Accounts. Certain restrictions may apply during the Free Look Period. To make a transfer, you must give us Satisfactory Notice. Transfers generally take effect when we receive the notice. The number of free transfers that we allow each Certificate Year is shown in the Charges section of the Schedule. Restrictions for transfers are shown in the Schedule. A transfer from a Fixed Sub-Account may be subject to a Market Value Adjustment.

SURRENDERING, OR WITHDRAWING PART OF YOUR ACCOUNT VALUE
--------------------------------------------------------------------------------
Prior to the Income Date and while the Annuitant is living, you may withdraw all or part of your Account Value by giving us Satisfactory Notice. The minimum withdrawal is shown in the Schedule.

If you request a surrender, we will terminate this Certificate and pay you the Surrender Value. This amount may also be applied to the income plans subject to any restrictions described in this Certificate. Unless specified otherwise, we will make partial withdrawals as described in the Schedule. Surrender and withdrawals generally take effect on the date we receive Satisfactory Notice.

If you make a withdrawal from this Certificate in excess of the Free Withdrawal Amount described in the Schedule, a surrender charge may be assessed. Surrender charges are described in the Schedule. A withdrawal from the Fixed Account may also be subject to a Market Value Adjustment.

EXCESS WITHDRAWALS - If a partial withdrawal is made for an amount greater than the Free Withdrawal Amount, a surrender charge may be applicable. For purposes of calculating the surrender charge only, purchase payments will be liquidated in whole or in part on a "first-in-first-out-basis." This means we liquidate purchase payments in the order they were made: the oldest unliquidated purchase payment first, the next oldest unliquidated purchase payment second, etc., until all purchase payments have been liquidated.

The surrender charge as to any liquidated purchase payment is determined by multiplying the amount of the purchase payment being liquidated by the applicable percentage shown in the Schedule. The total surrender charge will be the sum of the surrender charges for each purchase payment being liquidated.

In a partial withdrawal, the surrender charge is deducted from the Account Value remaining after you are paid the amount requested. The amount requested from a Sub-Account may not exceed the value of that Sub-Account less any applicable surrender charge. In a complete withdrawal (or surrender of this Certificate), it is deducted from the amount otherwise payable.

CHARGES
--------------------------------------------------------------------------------
The types and amounts of charges and when and how they are deducted are described in the Schedule.

OWNER, ANNUITANT AND BENEFICIARY
--------------------------------------------------------------------------------
THE OWNER - You are the Owner of this Certificate. You have the rights and options described in this Certificate, including but not limited to the right to receive the income payments beginning on the Income Date. One or more people may own this Certificate.

THE ANNUITANT - Unless another Annuitant is shown in the Schedule, you are also the Annuitant. You may name a Contingent Annuitant. You will be the Contingent Annuitant unless you name someone else. If there are joint Owners, we will treat the youngest Owner as the Contingent Annuitant, unless you elect otherwise.

If you are not the Annuitant and the Annuitant dies before the Income Date, the Contingent Annuitant becomes the Annuitant. If the Annuitant dies and no Contingent Annuitant has been named, we will allow you sixty days to designate someone other than yourself as Annuitant.

THE BENEFICIARY - We pay the death benefit to the primary Beneficiary (unless there are joint Owners in which case proceeds are payable to the surviving Owner). If the primary Beneficiary dies before the Owner, the death benefit is paid to the Contingent Beneficiary, if any. If there is no surviving Beneficiary, we pay the death benefit to the Owner's estate.

One or more persons may be named as primary Beneficiary or Contingent Beneficiary. We will assume any death benefit is to be paid in equal shares to the multiple surviving Beneficiaries unless you specify otherwise.

You have the right to change Beneficiaries. However, if you designate the primary Beneficiary as irrevocable, you may need the consent of that irrevocable Beneficiary to exercise the rights and options under this Certificate.

CHANGE OF OWNER, BENEFICIARY OR ANNUITANT - During your lifetime and while this Certificate is in force you can transfer ownership of this Certificate or change the Beneficiary, or change the Annuitant. (However, the Annuitant cannot be changed after the Income Date.) To make any of these changes, you must send us Satisfactory Notice. If accepted, any change in Owner, Beneficiary or Annuitant will take effect on the date you signed the notice. Any of these changes will not affect any payment made or action taken by us before our acceptance. A CHANGE OF OWNER MAY BE A TAXABLE EVENT and may also affect the amount of death benefit payable under this Certificate.

DEATH BENEFITS
--------------------------------------------------------------------------------

DEATH BENEFIT BEFORE THE INCOME DATE - If any Owner dies before the Income Date, we will pay the Beneficiary the greatest of the following:

       (a) the Account Value determined as of the day we receive proof of death; or

       (b) 100% of the sum of all purchase payments made to this Certificate, reduced by any prior withdrawals (including any associated surrender charge and Market Value Adjustment incurred); or

       (c)    the Highest Anniversary Value.

HIGHEST ANNIVERSARY VALUE - The Highest Anniversary Value is equal to the greatest anniversary value attained from the following:

       Upon our receipt of proof of death, we will calculate an anniversary value for each Certificate Anniversary before the Owner's death excluding, however, Certificate Anniversaries that come after the Owner attains age 80. An anniversary value is equal to the Account Value on a Certificate Anniversary, increased by the dollar amount of any purchase payments made since that Certificate Anniversary and reduced for any withdrawals (including any associated surrender charge and Market Value Adjustment incurred) taken since that anniversary. This reduction will be made in proportion to the reduction in the Account Value that results from a withdrawal.

MULTIPLE OWNERS - If there are multiple Owners, the age of the oldest Owner will be used to determine the death benefit.

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



DEATH BENEFIT WHEN NO NATURAL OWNERS - If there is no Owner who is a natural person, we will treat the Annuitant as Owner for the purpose of paying the death benefit, and the Annuitant's age will determine the death benefit payable to the Beneficiary.

REQUIRED DISTRIBUTION OF PROCEEDS ON THE DEATH OF THE OWNER - The three sub-sections indented below are required to qualify this Certificate as an annuity contract under Section 72(s) of the Internal Revenue Code of 1986, as amended. Where the terms of these three sub-sections are in conflict with any other sections or sub-sections of this Certificate, these three sub-sections will control. We reserve the right to amend or administer this Certificate as necessary to comply with the applicable tax requirements. These three sub-sections and this Certificate should be construed so that they comply with the applicable tax requirements.

       DEATH BENEFIT OPTIONS BEFORE INCOME DATE - In the event any Owner dies before the Income Date, the death benefit may be taken in one sum, in which case this Certificate will terminate. Such sum shall be paid within five years of the Owner's death unless one of the options for continuation of this Certificate below is elected by the person entitled to make that election.

       CERTIFICATE CONTINUATION OPTION - If the death benefit is not taken in one sum immediately, the Certificate will continue subject to the following provisions:

              1. If there are joint Owners, the surviving Owner becomes the new Owner. Otherwise, the Beneficiary becomes the new Owner.

              2. Unless specified otherwise, any excess of the death benefit over the Account Value will be allocated to and among the Variable and Fixed Accounts in proportion to their values as of the date on which the death benefit is determined. We will establish a new Fixed Sub-Account for any allocation to the Fixed Account based on the Guarantee Period you then elect.

              3. No additional purchase payments may be applied to this Certificate.

              4. If the new Owner is not the deceased Owner's spouse, the entire interest in this Certificate must be distributed under one of the following options:

                     a. The entire interest in this Certificate must be distributed over the life of the new Owner, or over a period not extending beyond the life expectancy of the new Owner, with distributions beginning within one year of the Owner's death; or

                     b. The entire interest in this Certificate must be distributed within 5 years of the Owner's death.

              5. If the new Owner is the deceased Owner's spouse, this Certificate will continue with the surviving spouse as the new Owner. The surviving spouse may name a new Beneficiary. If no Beneficiary is so named, the surviving spouse's estate will be the Beneficiary. Upon the death of the surviving spouse, the death benefit will equal the Account Value as of the date we receive proof of the spouse's death, and the entire interest in this Certificate must be distributed to the new Beneficiary in accordance with the provisions of 4 (a) or 4 (b) above.

       If there is more than one Beneficiary, the foregoing provisions will independently apply to each Beneficiary.

       DEATH BENEFIT ON OR AFTER THE INCOME DATE - If any Owner dies on or after the Income Date but before the time the entire interest in this Certificate has been distributed, the remaining portion will be distributed at least as rapidly as under the method of distribution being used as of the date of the Owner's death.

       If income payments have been selected based on an income plan providing for payments for a guaranteed period, and the Annuitant dies on or after the Income Date, we will make the remaining guaranteed payments to the Beneficiary. Any remaining payments will be made as rapidly as under the method of distribution being used as of the date of the Annuitant's death. If

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

       no Beneficiary is living, we will commute any unpaid guaranteed payments to a single sum (on the basis of the interest rate used in determining the payments) and pay that single sum to the estate of the last to die of the Annuitant or the Beneficiary.

PROOF OF DEATH - Proof of death must be received at our Customer Service Center before we will pay any death benefit. We will accept one of the following items:

       1.     An original certified copy of an official death certificate; or

       2. An original certified copy of a decree of a court of competent jurisdiction as to the finding of death; or

       3.     Any other proof satisfactory to us.

GENERAL PROVISIONS
--------------------------------------------------------------------------------
ASSIGNMENT - You may assign this Certificate at any time prior to the Income Date. No assignment will be binding on us unless we receive Satisfactory Notice. We will not be liable for any payments made or actions we take before the assignment is accepted by us. An absolute assignment will revoke the interest of any revocable Beneficiary. We will not be responsible for the validity of any assignment. AN ASSIGNMENT MAY BE A TAXABLE EVENT.

CLAIMS OF CREDITORS - To the extent permitted by law, no benefits payable under this Certificate will be subject to the claims of your, the Beneficiary's, or the Annuitant's creditors.

MISSTATEMENT AND PROOF OF AGE, SEX OR SURVIVAL - We may require proof of age, sex or survival of any person upon whose age, sex or survival any payments depend. If the age or sex of the Annuitant has been misstated, or if the age of the Owner has been misstated, the benefits will be those that the Account Value applied would have provided for the correct age and sex. If we have made incorrect income payments, the amount of any underpayment will be paid immediately. The amount of any overpayment will be deducted from future income payments.

NO DIVIDENDS PAYABLE - This Certificate is non-participating and does not share in any distribution of our surplus. We will not pay any dividends.

INCONTESTABILITY - This Certificate is incontestable from its Certificate Date.

REQUIRED REPORTS - We will furnish a report to you as often as required by law, but at least once each Certificate Year before the Income Date. The report will show the number of Accumulation Units credited to each Variable Sub-Account in which you are invested and the corresponding Accumulation Unit value as of the date of the report. It will also show your Fixed Account Value.

MORTALITY AND EXPENSES - Our actual mortality and expense experience will not affect the amount of any income payments or any other values under this Certificate.

TAXES BASED UPON PURCHASE PAYMENT OR VALUE - If there is a law or change in law assessing taxes against us based upon purchase payments or value of this Certificate, we reserve the right to charge you and all similarly situated Owners proportionately for that tax. This would include a tax based upon our realized net capital gains in the Variable Sub-Accounts and on earnings in the Fixed Account, on which we are not currently taxed.

PAYMENTS WE MAY DEFER - We may not be able to determine the value of the assets of the Variable Sub-Accounts because:

       1.     The New York Stock Exchange is closed for trading;

       2.     The SEC determines that a state of emergency exists;

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       3.     An order or pronouncement of the SEC permits a delay for the protection of Owners; or

       4. The check used to pay the purchase payment has not cleared through the banking system. This may take up to 15 days.

If this happens, we may delay:

       1. Determination and payment of the Surrender Value or any withdrawal;

       2. Determination and payment of any death benefit if death occurs before the Income Date;

       3.     Transfers of the Account Value; or

       4.     Application of the Account Value under an income plan.

We reserve the right to delay payment of amounts from the Fixed Account for up to six months. If deferred 30 days or more, the amount deferred will earn interest at a rate not less than the Minimum Deferral Interest Rate shown in the Fixed Account section of the Schedule.

AUTHORITY TO MAKE AGREEMENTS - All agreements made by us must be signed by one of our officers. No other person, including an insurance agent or broker, can change the terms of this Certificate or make any agreement binding on us. However, we can, with the agreement of the Group Contractholder, make changes to the Group Contract and this Certificate without your consent.

REQUIRED NOTE ON OUR COMPUTATIONS - We have filed a detailed statement of our computations with the insurance supervisory officials in the appropriate jurisdictions. The values are not less than those required by the laws of those states or jurisdictions. Any benefit provided by an attached rider will not increase these values unless otherwise stated in that rider.

ANNUITY INCOME BENEFITS
--------------------------------------------------------------------------------
CHOOSING AN INCOME DATE AND INCOME PLAN - On the Income Date, if the Annuitant is alive and this Certificate is in force, income payments will begin under the income plan you have chosen. If you have not chosen an income plan, the option shown in the Schedule will automatically apply. If you have not selected an Income Date, the Maximum Income Date shown in the Schedule will automatically apply.

You may choose or change an income plan or the Income Date by giving us Satisfactory Notice at least 30 days before the Income Date. However, any Income Date must meet the restrictions described in the Schedule.

Once income payments have begun, we reserve the right to disallow further changes without our prior approval.

MINIMUM AMOUNTS - If the amount available to apply under any variable or fixed option is less than the minimum amount shown in the Schedule, we reserve the right to pay such amount in a lump sum in lieu of the payment otherwise provided for.

Income payments will be made monthly unless quarterly, semi-annual or annual payments are chosen by giving us Satisfactory Notice at least 30 days before the Income Date. However, if at any time the payment becomes less than the minimum income payment shown in the Schedule, we reserve the right to reduce the frequency of payment to an interval that results in each payment being at least equal to the minimum income payment. In no event will the interval be less frequent than annual.

ALLOCATION OF ANNUITY - At the time you elect the income plan, you may also elect to have the Account Value applied to provide a Variable Income Annuity, a Fixed Income Annuity, or a combination of both. Unless you specify otherwise, we will provide either variable or fixed, or a combination of variable and fixed income payments in proportion to the Sub-Accounts in which you are invested as of a date not more than 5 Valuation Days before the due date of the first income payment. If any applicable purchase payment taxes are then due us, we will also deduct them proportionately.

VARIABLE INCOME ANNUITY

AMOUNT OF FIRST VARIABLE PAYMENT - The Income Tables shown in the Schedule are used to determine the first monthly variable income payment for an assumed investment rate of 3%. The Income Tables show the dollar amount of the first monthly variable income payment that can be purchased with each $1,000 applied. The assumed investment rates we currently allow are shown on the Schedule.

VALUE OF INCOME UNITS - The Income Unit value for any Valuation Period is determined by multiplying (a) by (b), and then dividing by (c) where:

       (a) is the Income Unit value for the immediately preceding Valuation Period;

       (b) is the "net investment factor" for the Variable Sub-Account for the Valuation Period for which the value is being determined; and

       (c) is the daily equivalent of the assumed investment rate for the number of days in the Valuation Period.

The value of an Income Unit may increase, decrease or remain the same from one Valuation Period to the next.

NUMBER OF INCOME UNITS - We determine the number of Income Units in each Variable Sub-Account by dividing the first monthly variable income payment attributable to that Sub-Account by its Income Unit value as of a date not more than 5 Valuation Days before the due date of the first variable income payment.

AMOUNT OF SECOND AND SUBSEQUENT VARIABLE PAYMENTS - The dollar amount of the second and subsequent variable income payments may change with the investment performance of the Variable Sub-Accounts. The total amount of each variable income payment will be equal to the sum of the variable income payments in each Variable Sub-Account. The dollar amount of each payment for a Variable Sub-Account is determined by multiplying the number of Income Units by the Income Unit value for the Variable Sub-Account for the Valuation Period which ends on a consistently applied date not more than 5 Valuation Days before the payment is due.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in our expenses or mortality experience.

EXCHANGE OF INCOME UNITS - After the Income Date, if there is an exchange of value of a designated number of Income Units of particular Variable Sub-Accounts into other Income Units, the value will be such that the dollar amount of income payment made on the date of exchange would be unaffected by the exchange.

FIXED INCOME ANNUITY

A Fixed Income Annuity is an annuity with income payments that remain fixed as to dollar amount throughout the payment period. The Income Tables shown in the Schedule are used to determine the monthly fixed income payment. The Income Tables show the dollar amount of the monthly fixed income payment that can be purchased with each $1,000 applied.

INCOME PLANS

The following is a list of income plans we guarantee to make available.

INCOME PLAN 1. LIFE ANNUITY - An annuity payable during the lifetime of the Annuitant and terminating with the last payment preceding the death of the Annuitant.

INCOME PLAN 2. LIFE ANNUITY WITH 10 OR 20 YEARS CERTAIN - An annuity payable during the lifetime of the Annuitant with the provision that payments will be made for a minimum of 10 or 20 years, as elected.

INCOME PLAN 3. JOINT AND LAST SURVIVOR ANNUITY - An annuity payable during the joint lifetime of the Annuitant and a designated second person, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

INCOME PLAN 4. PAYMENTS FOR A SPECIFIED PERIOD CERTAIN - An amount payable for the number of years selected which may be from 5 to 30 years.

INCOME PLAN 5. ANNUITY PLAN - An amount can be used to purchase any single premium annuity we offer on the Income Date for which you and the Annuitant are eligible.


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                                 [SAGE LOGO]


FLEXIBLE PAYMENT DEFERRED COMBINATION FIXED AND VARIABLE ANNUITY CERTIFICATE
       Surrender Values while you are living and prior to the Income Date
                    Income Payments begin on the Income Date
                               Nonparticipating